Exhibit 4.13

Lease Agreement	TNO innovation for life

Lease Agreement

between

TNO and ProQR Therapeutics I B.V.

Zernikedreef 9

2333 CK

Leiden

Period: 1 January 2016 to 31 December 2020 inclusive

[Initials]	[Initials]

Lease Agreement	TNO innovation for life

Key details of Lease Agreement

•	Leased Property:	a part of the Gaubius Building located at Zernikedreef 9, 2333 CK Leiden

•	Lessor:	The Netherlands Organisation for applied scientific research TNO

•	Lessee:	ProQR Therapeutics B.V.

•	Rental period:	5 (five) years

•	Date of commencement:	1 January 2016

•	First rent payment:	prior to the date of commencement

•	Option period:	5 (five) years

•	Notice period:	1 (one) year

•	Initial rent:	736,948.00 EUR

•	Turnover tax on rent:	yes

•	Service costs advance payment: (inc. energy costs)	503,843.00 EUR

•	Turnover tax on service costs:	yes

•	Payment period:	monthly, in advance

•	Rent indexation:	yes, CPI all households series (2006 = 100)

•	Service costs indexation:	yes, CPI collectively agreed (CAO) wages (2010 = 100)

•	Bank guarantee:	yes

•	Manager:	TNO, Facilities department

•	Special provisions:	see Article 11

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

LEASE AGREEMENT FOR OFFICE PREMISES

and other business premises within the meaning of Section 7:230a of the Dutch Civil Code

Model established by the Real Estate Council (ROZ) on 30 January 2015 and filed with the Clerk of the District Court at The Hague on 17 February 2015 and registered there under number 15/20. Also published on the website www.roz.nl.

This model may only be referred to and utilised if the text that has been filled in, added or modified is clearly recognisable as such. Any additions and amendments should preferably be incorporated under the heading ‘Special Provisions’. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model.

THE UNDERSIGNED

1] The Netherlands Organisation for applied scientific research TNO, a legal person within the meaning of Article 3 of the TNO Act, registered in The Hague and having its offices at Anna van Buerenplein 1, 2595 DA The Hague;

Hereinafter referred to as the ‘Lessor’ or ‘TNO’,

registered in the Trade Register of the Chambers of Commerce under number 27376655 represented by Mr W. Nagtegaal (COO) and Ms F. Marring (CFO)

AND

2] ProQR Therapeutics I B.V., registered in Leiden and having its offices at Darwinweg 24, 2333 CR Leiden hereinafter referred to as the ‘Lessee’ or ‘ProQR’,

registered in the Trade Register of the Chambers of Commerce under number 63634511 turnover tax number NL855325811B01

represented by Mr D.A. de Boer (Managing Director)

WHEREAS:

•	The Lessor sent the Lessee an offer for lease (reference: 2015-BIOS-VM-2018) on 29 October 2015;

•	The Lessor sent the Lessee a revised offer for lease (reference: 2015-BIOS-VM-0234) on 20 November 2015;

•	The Lessee agreed to the offer for lease on 25 November 2015;

•	The offer for lease forms the basis for this Lease Agreement.

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

HAVE AGREED

The Leased Property, purpose

1.1 The Lessor hereby lets to the Lessee and the Lessee hereby rents from the Lessor the business premises and 20 parking spaces (hereinafter the ‘Leased Property’), whose address is Zernikedreef 9, 2333 CK Leiden, recorded in the land register as X number 3976 total area approx. 3,216 m² lettable floor space measured according to Dutch standard NEN-2580.

The Leased Property is shown in greater detail in the floor plan/drawing added as Annex 1 to this Lease and initialled by the parties. The condition of the Leased Property on the date of transfer is described in the delivery report to be attached as Annex 2 and initialled by the parties.

1.2 The Leased Property shall be designated via or by the Lessee solely for use as office space, laboratory space, storage, parking area.

1.3 The Lessee is not permitted to use the Leased Property for any purposes other than those stated in Article 1.2 without the prior written permission of the Lessor.

1.4 The maximum acceptable loading of the floors of the Leased Property shall be 2.5 kN/m2.

1.5 On signing the Lease the Lessee has received a copy of the energy label, as referred to in the Energy Performance (Buildings) Decree as regards the Leased Property.

1.6 If it turns out that the surface area stated in Article 1.1 is incorrect, the parties agree that:

a deviation from the actual size (greater or lesser size) will not affect the rental price.

Terms and Conditions

2.1 The ‘GENERAL TERMS AND CONDITIONS FOR LEASE AGREEMENT FOR OFFICE PREMISES’ and other commercial premises in the meaning of Section 7:230a Civil Code’, filed with the court registry of the District Court at The Hague on 17 February 2015 and registered there under number 15/21, hereinafter referred to as the ‘General Terms and Conditions’, form part of this Lease. The Parties are cognisant of the contents of these General Terms and Conditions. The Lessee and Lessor have received a copy of these General Terms and Conditions.

2.2 The General Terms and Conditions referred to in Article 2.1 shall apply unless and insofar as this Lease expressly deviates from the same or where application of the same is impossible as regards the Leased Property.

Rental period, renewal and notice

3.1 This Lease enters into effect on 1 January 2016 (hereinafter ‘the date of commencement’) and has been entered into for a period of 5 (five) years ending on 31 December 2020.

3.2 After the period referred to in Article 3.1 has expired, this Lease shall, subject to notice of termination being given by Lessee or Lessor, continue uninterruptedly in accordance with the Articles 3.3 and 3.4 for an additional period of 5 (five) years, therefore up to and including 31 December 2025.

This Lease shall subsequently continue without interruption for consecutive periods of 5 (five) years.

3.3 This Lease can be terminated by the Lessee giving notice to the Lessor or by the Lessor giving notice to the Lessee as at the end of the current rental period or, in the case of a Lease for an indefinite duration, at any moment in time, with due observance of a notice period of 1 (one) year.

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

The Lessee and the Lessor have agreed a one-off break option after 3 (three) years, for which a notice period of 1 (one) year applies (see Article 11.3).

3.4 Notice of termination must be given by bailiff’s writ or by registered letter.

Rent, turnover tax, service costs, rent adjustment, payment obligations, payment period

4.1 The initial rent of the Leased Property on the date of entry is € 736,948.00 per annum (in words: seven hundred and thirty-six thousand nine hundred and forty-eight euros).

4.2 The parties agree that the Lessor will charge the Lessee turnover tax on the amounts payable.

If a Lease is agreed that is not subject to turnover tax, the Lessee shall be liable to make a separate payment to the Lessor in addition to the rent, to compensate for the loss that the Lessor or its legal successor(s) suffer or will suffer because the turnover tax on the capital expenditures and operating expenses is not (or is no longer) deductible. In that case the provisions of Article 19 of the General Terms and Conditions do not apply.

4.3 The parties declare, while referring to Section 11 subsection 1 opening words under b. part 5 of the Turnover Tax Act 1968, that they have agreed to a rental subject to turnover tax. Furthermore, turnover tax will be charged on the payment due from the Lessee for goods and services supplied by or on behalf of the Lessor as laid down in Article 5 of this Lease and Article 18 of the General Terms and Conditions.

By signing this Lease, the Lessee declares that it intends to use or allow the Leased Property to be used for purposes which render it eligible for a full or substantial deduction of turnover tax further to Section 15 of the Turnover Tax Act 1968, this declaration being made in respect of the current agreement and all future agreements with the Lessor and/or its successors.

4.4 The Lessee’s financial year runs from 1 January up to and including 31 December.

4.5 The rent shall first be adjusted on 1 January 2017 and subsequently at annual intervals on 1 January in accordance with Articles 17.1 to 17.3 of the General Terms and Conditions.

If the indexation exceeds 3% then only 50% of the excess (above 3%) shall be charged in calculating the adjusted rent.

4.6 The remuneration payable by the Lessee for supplies of goods and services to be provided by or on behalf of the Lessor shall be determined in accordance with Article 18 of the General Terms and Conditions. A system of advance payments is applied to these payments with a later adjustment, as stated in the General Terms and Conditions.

4.7 The Lessee is no longer required to pay turnover tax on the rent if the Leased Property may no longer be leased with turnover tax, even though the parties agreed to this. If this is the case, the compensation for turnover tax set out in Article 19.1 of the General Terms and Conditions will be applicable and this payment will be set in advance in Article 4.8.

4.8. The Lessee’s payment obligations consist of the following components:

The following are payable per payment period of 1 calendar months on the date of entry of the Lease:

• the rental charge	61,412.33 EUR
• in the event of a Lease subject to turnover tax, the turnover tax due on the rent	12,896.59 EUR
• the rent for parking places	1,666.67 EUR
• in the event of a Lease subject to turnover tax, the turnover tax due on the rent	350.00 EUR

•   turnover tax loss due to not being able to deduct turnover tax from the all-in construction costs of the Leased Property. This amount no longer due as per [.....end date of review period*] due to expiry of review period*] This amount will not be indexed

n/a

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

• advance payment for the remuneration for the supply of goods and services by the Lessor	26,896.67 EUR
• with the turnover tax incurred on the same	5,648.30 EUR
• advance payment for energy costs	15,090.25 EUR
• with the turnover tax incurred on the same	3,168.95 EUR
• % of the basic indexed rent due to turnover tax loss of the Lessor on operating costs (not service charges)	n/a
total	127,129.76 EUR

in words: one hundred and twenty-seven thousand one hundred and twenty-nine euros and seventy-six euro cents

4.9 As regards the date of commencement of the Lease, the first payment by the Lessee concerns the period from 1 January 2016 up to and including 31 January 2016 and the amount payable for this first period is € 127,129.76.

The Lessee shall pay this amount on or before 1 January 2016.

4.10 The periodical payments that the Lessee is to make to the Lessor on the basis of this rental agreement shall be paid in a single amount by means of advance payments in euros, as stated in Article 4.8, and must be paid in full before or on the first day of the period to which the payments relate.

4.11 Unless stated otherwise, all amounts in this Lease and the General Terms and Conditions forming part of these are exclusive of turnover tax.

Costs of providing supplies and services

5.1. The following supplies and services will be provided by or via the Lessor (Manager):

The parties agree that at the start of the lease the supplies and services shall include, without limitation:

Building maintenance

•	Corrective maintenance (daily maintenance of building installations—technical management)

•	Preventive maintenance (periodic maintenance and checks of building installations)

•	Garden maintenance

Use of energy and water

•	Gas

•	District heating

•	Electricity

•	Water

Provision of consumptive services

•	Company restaurant

•	Vending machine services

Risk management

•	Security and surveillance

•	Prevention / Emergency response procedures / Pest control

•	Reception

Lease Agreement	TNO innovation for life

Cleaning

•	Cleaning (planned and otherwise)
•	Window cleaning

Document management

•	Mail processing (delivery services)

Waste management

•	Waste removal and processing

Supply of facility and materials

•	Supply of tools

•	Gases (laboratory materials)

Facility management

•	Service coordinator, technical services project manager, handyman

5% (five per cent) administration charge on the cost of supplies and services

The Lessee and the Lessor shall record the supplies and services and the applicable costs in further detail in a separate service agreement.

5.2, After due consultation with the Lessee, the Lessor shall be entitled to alter the nature and scope of the supplies and services referred to in Article 5.1 or to let them lapse.

Securities

6.1 Before the date of commencement the Lessee shall: arrange to provide a bank guarantee to the value of € n/a.

ProQR Therapeutics N.V. has filed the declaration of liability for the Lessee as attached in Annex 6.

Manager

7.1 Until the Lessee advises otherwise, the Manager shall be TNO.

7.2 Unless agreed otherwise in writing, the Lessee needs to contact the Manager as regards the content of and all further matters regarding this Lease.

7.3 Notice of termination of the Lease must also be sent to the Lessor.

Incentives

8 The parties declare that no incentives have been agreed between the parties other than those stated in this Lease.

Asbestos/Environment

9.1 The Lessee is aware that asbestos has been incorporated into the Leased Property. The fact that the Lessor is not aware of the presence of asbestos in the Leased Property expressly does not imply any guarantee on the part of the Lessor that no asbestos is present.

9.2 The Lessor is not aware that there is contamination in, on or at the Leased Property to such an extent that it would be necessary to take measures pursuant to legislation at the time of signing the Lease. The fact that the Lessor is not aware of the presence of contamination in, on or at the Leased Property at the time of signing the Lease expressly does not imply any guarantee on the part of the Lessor that no contamination is present.

Lease Agreement	TNO innovation for life

Sustainability/Green Lease

10 The Parties recognise the importance of sustainability and agree to support each other in achieving the jointly formulated objective or the objective to be formulated and to discuss progress on a regular basis.

Special provisions

11.1 Until 1 July 2017 a ‘right of first refusal’ for extra premises

The Lessee has during the term of the Lease Agreement a right of first refusal in respect of the lease of the business premises of approx. 713 m2 lettable floor space becoming available on the ground floor at the Zernikedreef site, on the following conditions:

a) If the Lessor wishes to lease any business premises on the ground floor of Zernikedreef 9 that are or become available, the Lessor shall issue a one-off written offer for lease of these premises to the Lessee.

b) lf the Lessee does not give notice of its wish to enter into an additional lease of one or more of these premises within 10 working days of this communication being sent, the Lessor shall be entitled to lease the premises to a third party.

c) If the Lessee exercises its right of first refusal the same lease terms and conditions shall apply to that lease as set out in the lease agreement with reference 2015-BIOS-VM-0237.

d) The Lessee shall pay to the Lessor in respect of the Right of first refusal (for the period from 1 October 2016 until 1 July 2017) the sum of € 250 (two hundred and fifty euros) per calendar month.

11.2 Penalty clause

The Lessee is aware that the premises referred to in Article 11.1 are required to be vacated by the current tenant (Crucell Holland B.V.) no later than 30 June 2017. If for any reason the Lessor does not deliver up such premises to the Lessee in good time, the Lessor shall pay to the Lessee the sum of € 125,000 per month (excluding turnover tax). The Lessor shall pay this amount following receipt of the sum from the current tenant (Crucell Holland B.V.), which is subject to a penalty clause if it has not delivered up the leased property to the Lessor on 30 June 2017. The Lessor shall make efforts to ensure compliance with this agreement with the current tenant.

11.3 Break option

The Lessee and the Lessor have agreed a one-off break option after 3 (three) years (on 1 January 2019). The Lessee is therefore entitled to give notice to terminate its lease of the Leased Property no later than 31 December 2017. In that case, the rental period shall terminate on 31 December 2018.

11.4 State of delivery at start of Lease Agreement

Further to the provisions of Article 3 of the General Terms and Conditions, the Lessee and the Lessor agree that the Leased Property shall be delivered up in its current state, with the following exceptions:

•	Depending on the nature of the laboratory activities carried out (containment level), the laboratories shall be delivered up “bacteria-free”;

•	The Lessor shall carry out cosmetic refurbishment of the entrance hall / meeting rooms / restaurant area. The Lessor shall consult with the Lessee regarding the plans;

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

•	The Lessor shall investigate the possibilities for improving the cooling facilities in the building by the installation of central duct cooling capable of further reducing the injection temperature of the primary air supply on each floor to approx. 16°C when the outside air temperature is 28°C. This will improve the indoor climate as compared with the current cooling capacity. The result of the reduction in the indoor temperature during warm periods will remain dependent on the volume of heat generated inside the building and climate conditions outside.

11.5 Renovations by Lessee

•	Removal of partition walls + office doors

The Lessee has indicated that it wishes to remove the majority of the partition walls and doors within the office spaces at the Leased Property. The Lessee has also indicated that it wishes to carry out cosmetic refurbishment of the toilets, storage areas, coffee corners and certain parts of the traffic areas. The Lessee and the Lessor have agreed that the Lessee shall be entitled to deliver up the office area, toilets, coffee corners, traffic areas and storage areas “as is” at the end of the lease (see also Article 11.6).

•	Alteration of laboratories to office space (including open office space)

The Lessee has indicated that it wishes to remove part of the existing laboratory fittings, partition walls and doors from a number of the laboratory areas that will be leased in order to convert the same into office space (including open office space).

The Lessee has an obligation to convert the laboratory areas that the Lessee has converted to offices back into laboratories on the expiry of the Lease Agreement. At the start of the Lease Agreement it will be decided which category the laboratories that have been converted into office space belong in and this will be recorded in a delivery report. The Lessor may indicate on the expiry date whether it discharges the Lessee from the obligation to convert back.

If the Lessor does enforce the obligation to convert back and wishes the Lessee to convert the laboratory areas that have been converted into office space back into laboratories (categorised according to the delivery report), the Lessor shall deduct the loss of investment for the alterations made by the Lessee (into offices) from the costs for converting back (into laboratories). The Lessor and the Lessee shall determine within 3 months of the commencement of the Lease Agreement the investment costs incurred for the conversion and the period within which these costs will be written down by the Lessee (see also Article 11.6).

11.6 Alterations / facilities

With the exception of structural construction works and/or installation alterations (see also Articles 12.2 and 12.3 of the General Terms and Conditions) the Lessee shall be entitled, subject to prior written approval by the Lessor, to make alterations and/or changes to the Leased Property during the term of the Lease Agreement. The Lessor shall not withhold approval on unreasonable grounds. The Lessor may give approval subject to conditions concerning the state in which the Leased Property must be delivered up on termination of the Lease Agreement. The Lessor shall not be liable to make any payment to the Lessee on termination of the Lease Agreement.

11.7

Further to Article 5 of the Lease Agreement and Articles 11 and 18 of the General Terms and Conditions, the parties agree that the use of common facilities and services and the cost of the same shall be agreed in further detail between the Lessee and the Lessor and recorded in a service agreement.

11.8

The Lessee is aware of the fact that TNO wishes at a later stage to transfer the services and support services to an external party or to the tenants of the building. Agreements will be reached concerning this and once the transfer has taken place the service agreement will be dissolved and only the Lease Agreement will remain in force. It is not yet clear when this will be implemented. Implementation may have consequences for each tenant with respect to the price and substance of the services and support services.

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

11.9 Separate meters

Further to Article 18.9, the Lessee is aware that the Leased Property does not have its own separate meters (usage meters). The Lessee pays its share of the energy costs in accordance with the m2 GFN (Weighed Functional Net surface area) apportionment formula.

Partly at the instigation of the Lessee, the Lessor is having an investigation conducted into a more reasonable apportionment of the energy costs. If a more reasonable charge can be arrived at on the basis of the outcome of this investigation, an interim revision of the advance payment for energy costs will take place on the basis of the outcome of the investigation and following consultation with the Lessee.

11.10 Right to lease in the event of future new build

In the event that the Lessor decides to sell the property it shall introduce the Lessee to the buyer. The Lessor shall inform the buyer as to the Lessee’s wishes and interest with respect to any new build development and pass this information to the buyer. The Lessor cannot provide any guarantees in respect of any new build developments that may take place at the site in future.

11.11

Further to Article 20 of the General Terms and Conditions the Lessee and the Lessor agree that the taxes, dues and levies referred to in this Article shall be charged by the Lessor and are included in the rent payable by the Lessee.

11.12 State of delivery on termination of Lease Agreement

Further to Article 22 of the General Terms and Conditions, the laboratories, office spaces and storage areas shall be delivered up by the Lessee empty and broom clean. The Lessee shall also have the laboratories thoroughly cleaned and provide a cleaning certificate.

11.13 Security/Guarantees

The Lessor has assessed the creditworthiness of ProQR Therapeutics I B.V. and estimated this to be low in relation to the amount of the obligations under the Lease Agreement. TNO would prefer to enter into the Lease Agreement with ProQR Therapeutics N.V. The Lessor is aware that ProQR Therapeutics N.V. has filed a declaration of liability for its subsidiaries. This means that there is direct liability between the N.V. and ProQR Therapeutics I and that that N.V. can guarantee the activities of ProQR Therapeutics I B.V. This declaration of liability is attached as an annex to this Lease Agreement, together with a declaration by the N.V. to the Lessor that the N.V. shall inform the Lessor in writing by registered post in good time if the N.V. intends to withdraw the 403 declaration (in accordance with Article 2:403).

Further to Article 6.1 the Lessee and the Lessor agree that for such time as the declaration has not been withdrawn no bank guarantee shall be required.

If the liability or guarantee is withdrawn by the N.V. the Lessor shall further to Article 6.1 of the Lease Agreement and Article 24.1 of the General Terms and Conditions require from ProQR Therapeutics N.V. a bank guarantee addressed to the Lessor in the amount of three months’ rent. In this situation, the Lessee shall immediately arrange a bank guarantee from the relevant banking institution conforming to TNO’s model bank guarantee.

11.14

The Lessee and the Manager agree that the Lessee shall observe the House Rules. The House Rules, which apply to the entire building of which the Leased Property is a part, shall be included in the service agreement. The Lessor shall be entitled to make reasonable and fair changes to the House Rules and shall inform the Lessee in the event that this takes place.

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

11.15 Permits

Further to Articles 4.3 and 4.4 of the General Terms and Conditions the Lessee and the Lessor agree that:

•	TNO does not have authorisation for DM-3 activities (activities with microorganisms involving animals held under Class III conditions) as part of its environmental permit (omgevingsvergunning milieu);

•	The GMO (genetically modified organisms) permits must be applied for by the Lessee;

•	The Opium Act exemption (opiate permit) must be applied for by the Lessee;

•	The Lessee is not authorised to use TNO’s animal testing permit to carry out animal testing;

•	TNO currently holds a Nuclear Energy Act permit for the isotope laboratory (area 13.35);

•	The permits for the use of animal by-products for the purpose of education, research and diagnosis must be applied for by the Lessee;

•	Notification must be given to the Inspectorate SZW (Social Affairs and Employment) under Article 4.94 of the Working Conditions Decree before the Lessee commences intentional work with biological agents in class 2 or higher;

•	The Lessee is aware of the fact that the permit issued under the Environmental Permits (General Provisions) Act (wabo-vergunning) imposes requirements regarding the availability of certain information to the competent authorities.

The Lessee shall provide to the Lessor the following details (and any changes to the same):

•	Name(s) of Biological Safety Officer(s) (BSO);

•	Level of BSO responsible

11.16

Further to Article 1.1 the Lessee and the Lessor agree that with effect from 1 January 2016 the Lessee shall lease 20 (twenty) parking spaces in the parking area beside the Leased Property. With effect from 1 July 2016 this number shall be increased by 27 parking spaces. The Lessor shall therefore charge to the Lessee with effect from 1 July 2016 rent for 47 (forty-seven) parking spaces. The Lessee and the Lessor shall conduct discussions around 1 January each year regarding the number of parking spaces required by the Lessee for that year.

11.17 Lease agreement 2014 F&F 615

The lease agreement with reference 2014 F&F 615 dated 24 July 2014 and the corresponding addendum 1 with reference 2015/BlOS/VM/0051 dated 1 October 2015 cease to apply with effect from 1 January 2016 on signature of this Lease Agreement.

11.18

The lease agreement has been prepared subject to approval by the Executive Board of TNO. Until such time as the parties have set out the full detail of this lease agreement in a lease agreement signed by both the Lessee and the Lessor, it is explicitly agreed that no contractual (or pre-contract) commitment shall exist between the Lessee and the Lessor and no right to occupy and use the designated spaces shall apply.

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

Lease Agreement	TNO innovation for life

Thus agreed and signed in duplicate

place	date	place	date
The Hague	16-12-2015	Leiden	15-12-2015

TNO	ProQR Therapeutics I B.V.
Mr W. Nagtegaal	Mr D.A. de Boer

[Signature]	[Signature]

(Signature Lessor)	(Signature Lessee)

place	date
The Hague	18-12-2015

TNO Ms F. Marring

[Signature]

……………………………

(Signature Lessor)

Annexes: *)

☒     1 floor plan/drawing of the Leased Property.

☒     2 delivery report (to be added at time of transfer).

☒     3 measurement in accordance with Dutch standard NEN-2580

☒     4 energy label.

☒     5 General Terms and Conditions

☒    6 declaration of liability/guarantee by ProQR Therapeutics N.V.

☒    7 extract for the Lessee from the Trade Register of the Chamber of Commerce

☒    8 copy of passport [Lessee’s authorised representative].

Lessee[s*]’ separate signature[s*] confirming receipt of their own copy of the ‘GENERAL TERMS AND CONDITIONS FOR LEASE AGREEMENT FOR OFFICE PREMISES’ and other premises in the meaning of Section 7:230a Civil Code’ as referred to in Article 2.1.

Lessee’s signature:

[Signature]

Our reference: 2015-BIOS-VM-0237	Date: 10 December 2015	TNO Property Management Department

Version: 3.0 FINAL

Copy for: ProQR Therapeutics

Lessor’s initials:	Lessee’s initials:
[Initials]	[Initials]

This translation can only be used in combination with and as explanation to the Dutch text. In the event of a disagreement or dispute relating to the interpretation of the English text the Dutch text will be binding. These general terms and conditions are subject to Dutch law.

GENERAL TERMS AND CONDITIONS – LEASE AGREEMENT FOR OFFICE PREMISES

and other business premises within the meaning of Section 7:230a of the Dutch Civil Code

In accordance with the model established by the Real Estate Council (ROZ) on 30 January 2015 and filed with the Clerk of the District Court at The Hague on 17 February 2015 and registered there under number 15/21. Also published on the website www.roz.nl. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model.

Size of the Leased Property

1 Under the Leased Property are also to be understood the installations and facilities present in the Leased Property, insofar as these have not been excluded from the delivery report initialled by the parties to be attached as an annex to this Lease.

Suitability of the Leased Property

2.1 For the question whether facts and circumstances limiting quiet enjoyment under the Lease qualify as a defect in the meaning of Section 7:204 of the Civil Code, it is important what the Lessee could reasonably expect from the Leased Property at the start of the Lease.

2.2 Insofar as the Lessor is aware before signing the Lease of facts and circumstances preventing the use of the Leased Property by the Lessee in accordance with the agreed use, the Lessor shall inform the Lessee thereof.

2.3 The Lessee is obliged to (arrange to) thoroughly inspect the Leased Property before entering into the Lease to verify whether the Leased Property is or can be made suitable by the Lessee for the agreed purpose for which the Lessee wishes to use the Leased Property.

Condition of the Leased Property at the start of the Lease

3.1 The Property will be handed over to and accepted by the Lessee in a good state of repair, unless the parties agree otherwise in writing. If at the start of the Lease, no delivery report is drawn up, by derogation from Section 7:224 subsection 2 of the Civil Code the Lessee has received the Leased Property in good condition, without defects and free of damage.

3.2 The general, structural and technical condition of the Leased Property in which the Lessee accepts the Leased Property at the start of the Lease shall be established by the Lessee and the Lessor in a delivery report as an annex initialled by or on behalf of the parties to be attached to the Lease. This delivery report forms part of the Lease.

(Official) regulations and permits

4.1 Both on and after the date of entry referred to in Article 3.1 of the Lease, the Lessor is responsible for obtaining and maintaining the required permits, licences and consents needed to use the Leased Property as referred to in Article 1.1 of the Lease, notwithstanding the provisions of Article 4.4 and 4.5.

4.2 The costs relating to acquiring the permit, exemption or consent referred to in Article 4.1 and also the costs of alterations to the Leased Property in order to meet the conditions of the permit, licence or consent shall be for the Lessor’s expense, without prejudice to the Lessee’s maintenance, repair and replacement obligations referred to Article 11.2 and 11.5 with regard to the facilities already forming part of the Leased Property.

4.3 Both on and after the date of concluding the Lease, the Lessee is responsible for obtaining and maintaining all other required permits, licences and consents not falling under Article 4.1 needed to use the Leased Property in accordance with the purpose agreed in Article 1.2 of the Lease for which the Lessee is required to use the Leased Property. This also includes all notifications that the authorities have imposed or will impose as regards the use of the Leased Property in accordance with the agreed use referred to above. The notifications imposed by the authorities referred to above include notifications that are compulsory on the grounds of the most recent Building Decree and the most recent General Rules for Establishments (Environmental Management) Decree (Activities Decree).

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4.4 The refusal or revocation of a permit, licence or consent as referred to in Article 4.3 does not constitute a defect, unless the refusal or revocation is the result of actions or failures to act on the part of the Lessor.

4.5 The costs relating to acquiring the permit, licence or consent referred to in Article 4.3 and also the costs of alterations to the Leased Property in order to meet the conditions of the permit, licence or consent shall be for the Lessee’s expense, without prejudice to the Lessor’s maintenance, repair and replacement obligations referred to Article 11.2 and 11.4 with regard to the facilities already forming part of the Leased Property.

Use

5.1 During the whole term of the Lease, the Lessee shall use the Leased Property actively, entirely, properly and personally exclusively for the purpose stated in the Lease. In this connection, the Lessee shall pay due attention to existing restricted rights, qualitative obligations and any requirements imposed or to be imposed (including requirements relating to the Lessee’s business, the use of the Leased Property and everything present within the Leased Property) by the government or utility companies. The Lessee is required to equip the Leased Property with sufficient fixtures and fittings. For the purposes of this Lease, utility companies also include similar companies involved in the supply, transportation and metering of consumption of energy, water etc.

5.2 The Lessee shall act in accordance with the provisions of the law and local by-laws as well as customary practices in relation to lettings and rentals, and instructions issued by the authorities, utility companies and insurers. With regard to work concerning safety, fire prevention and lift technology, the Lessee may only engage companies which the Lessor has approved in advance and which are recognised by the National Centre for Prevention (NCP) and the Netherlands Foundation for Lift Equipment. The Lessor shall not withhold this permission on unreasonable grounds. If it is agreed in the context of supplies and services to be provided by or on behalf of the Lessor that the above-mentioned work is to be arranged by the Lessor, the Lessee must not carry out or arrange for such work to be carried out itself. The Lessee shall at all times comply with the user instructions issued by those companies. The Lessee shall also comply with oral and written instruction issued by or on behalf of the Lessor for the purposes of proper use of the Leased Property and of the internal and external areas, installations and facilities of the building or complex of buildings containing the Leased Property. This includes reasonable instructions regarding maintenance, appearance, noise level, order, fire safety, parking behaviour and proper functioning of the installations with respect to the building or complex of buildings of which the Leased Property forms a part.

5.3 The Lessee must not create any trouble or nuisance while making use of the Leased Property or of the building or complex of buildings containing the Leased Property and shall take due care to see that third parties who are present on its account shall not do the same.

5.4 The Lessee is entitled and has a duty to use the common facilities and services that are or will be available to ensure the proper functioning of the building or complex of buildings to which the Leased Property belongs.

5.5 The Lessor has the right to issue instructions with regard to placing (neon) advertising or signs or modifications and additions desired by the Lessee or other changes visible from the outside, where the Lessor shall not withhold its permission on unreasonable grounds. The Lessor may issue instructions, such as concerning the design, location, dimensions and choice of materials. The Lessee is required to comply with such instructions and those of the competent authorities in relation to modifications or additions made by the Lessee.

5.6 The Lessor has the right for itself, for lessee(s) or third parties to make use of roofs, outer walls, façades, areas not accessible to the public or the Lessee, immovable dependencies within the building or complex of buildings, and also the gardens and grounds in order to install antenna installations or for other purposes. If the Lessor wishes to make use of this right it shall inform the Lessee of this in advance. The Lessor shall take account of the Lessee’s interests when exercising this right.

5.7 The Lessor may deny the Lessee access to the Leased Property if the Lessee has not (yet) complied with its obligations under the Lease at the time that it wishes to make use of the Leased Property for the first time. This has no effect on the date of entry of the Lease referred to in Article 3.1 of the Lease and the Lessee’s obligations deriving from the Lease.

Sub-letting

6.1 The Lessee may not relinquish the Leased Property as a whole or in part to third parties by letting, sub- letting it or allowing others to use it without the prior written permission of the Lessor, nor shall it transfer the rights conferred by this Lease to a partnership of individuals or a legal entity.

6.2 If the Lessee contravenes Article 6.1, it will be liable to the Lessor for a directly enforceable penalty for each day that the contravention continues, equivalent to two times the daily rental payable by the Lessee at the time, without prejudice to the Lessor’s right to have the Lease complied with or to dissolve the Lease on the grounds of breach of contract, and to claim damages.

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6.3 The Lessee is permitted to sub-let or grant a right of use to the premises to a group company in the meaning of Section 2:24b of the Civil Code provided that this is consistent with the use referred to in Article 1.2 of the Lease and the sub-lessee/user does not sub-let and/or grant use of the premises to a third party. In the sub-letting agreement, the Lessee shall not derogate from the main lease to the disadvantage of the principal Lease. The foregoing shall not affect the Lessee’s obligations under the Lease. The Lessee will remain the single point of contact for the Lessor.

Environment and energy label

7.1 In the event that the state or other authorised bodies have issued guidelines, instructions or directions as regards the submission of waste, whether separately or not, the Lessee and the Lessor are obliged to comply strictly with such instructions. In the event that a party does not comply or only partially complies with this obligation, the defaulting party shall become liable for the financial, criminal or other consequences arising from such failures.

7.2 The Lessee is not permitted:

a. to keep environmentally harmful substances in, on, at or in the immediate vicinity of the Leased Property, including malodorous, inflammable or explosive substances;

b. to use the Leased Property in such a way as to create soil or other environmental contamination.

7.3 The Lessor will not indemnify the Lessee against official orders to carry out an environmental survey regarding the Leased Property or to take measures in the event that contamination is discovered under, in, at or around the Leased Property.

7.4 Insofar as the Lessor is obliged to affix an energy label in the Leased Property, the Lessee shall allow the Lessor to do so without attaching further conditions to this.

7.5 The Lessee and the Lessor are not permitted without the Lessor’s and Lessee’s prior written permission to make any modifications or additions to the Leased Property that would demonstrably worsen the energy index of the Leased Property stated in the energy label, as referred to in Article 1.5 of the Lease.

Rules of conduct, regulations and prohibitions

8.1 The Lessee must not create any trouble or nuisance or cause damage in, on, at or under the Leased Property or complex of buildings containing the Leased Property. Damage to the Leased Property among other things means the use of means of transport that could damage the floors and walls. The Lessee shall take due care to see that third parties who are present on its account shall not do the same. This also applies to the building or complex of buildings containing the Leased Property.

8.2 The Lessee is not permitted:

a. to exceed the Safe Working Load limit of the floors of the building or the complex of buildings containing the Leased Property as stated in the Lease or structurally permissible;

b. to effect modifications or make additions in, on or at the Leased Property that are in conflict with instructions issued by the authorities or by utility companies, or with the conditions under which the owner of the Leased Property has become the owner of the Leased Property or with other limited rights or which could create a nuisance or obstruction to their peaceful enjoyment.

8.3 The Lessee is not permitted without the Lessor’s prior written permission to trespass or allow others to trespass on service and equipment areas, flat areas, roofs, gutters and spaces and areas not intended for general use in the Leased Property or the building or complex of buildings containing the Leased Property or to station means of transportation other than at the places intended for the same.

8.4 With regard to the times and the manner in which loading and unloading takes place, the Lessee shall comply with official regulations or instructions from other competent authorities, as well as the Lessor’s reasonable instructions.

8.5 The Lessee shall keep escape routes and emergency doors free at all times in the Leased Property and the building or complex of buildings containing the Leased Property and guarantee accessibility of fire extinguishing facilities.

The Lessor shall also refrain from blocking the said escape routes and emergency doors.

8.6 If the Leased Property includes a lift, moving walkway or escalator or automatic door mechanism or similar facilities, or if the Leased Property is accessible by means of or with the help of one or more of the foregoing facilities or similar facilities, such facilities shall only be used at one’s own risk. The Lessee shall be responsible for the proper and skilful use of any technical systems forming part of the Leased Property.

Damage

9.1 The Lessee shall notify the Lessor without delay of any defect and any (imminent) damage arising from that defect or another cause or circumstance. The Lessee shall give the Lessor a reasonable time – given the nature of the defect – to commence with rectification of a defect that is the responsibility of the Lessor.

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The Lessee shall confirm this notification, including the reasonable time, to the Lessor as quickly as possible in writing.

9.2 The Lessee shall take appropriate and timely steps to prevent and confine any damage to the Leased Property and to the building or complex of buildings of which the Leased Property forms a part. If the (potential) damage cannot be attributed to the Lessee and the costs of the suitable measures are demonstrable and reasonable, the Lessor shall compensate these costs to the Lessee at the Lessee’s request.

Liability

10.1 The Lessee shall be liable to the Lessor for all damage to the Leased Property unless the Lessee proves that no blame should be attached to the Lessee and to individuals for whom the Lessee is responsible.

10.2 The Lessee shall indemnify the Lessor against any fines that the Lessee may incur due to the conduct or negligence of the Lessee.

10.3 The Lessor shall not be liable for any damage resulting from a defect and the Lessee cannot claim any rent reduction and setting-off in case of a defect, subject to the right of set-off referred to in Section 7:206 subsection 3 of the Civil Code.

10.4 The provisions of Article 10.3 do not apply under the following circumstances:

- in the event of damage if a defect is the consequence of a serious culpable failure on the part of the Lessor;

- if the Lessor was aware of a defect on signing the Lease and made no specific arrangements with the Lessee about this;

- if it turns out that the Leased Property is not suitable for the use referred to in Article 1.1 of the Lease on the date of entry referred to in Article 3.1 of the Lease because of circumstances attributable to the Lessor;

- if the Lessor should have been aware of a defect when concluding the Lease and the Lessee could not or should not have been aware of this based on its duty to make enquiries under Article 2.3 or was not required to make any enquiries about this;

- if the Lessor has not observed a reasonable time limit set by the Lessee in writing as referred to in Article 9.1 to make a start on rectifying any defect which is the Lessor’s financial responsibility.

Costs of maintenance, repairs and renewals, inspections and tests

11.1 The terms used in the Lease and the general provisions ‘maintenance, repair and renewal’ are defined as follows:

- maintenance: ensuring that a thing remains in good condition, or at least remains in the condition as it existed on the entry date of the Lease, subject to normal wear and tear;

- repair: returning or replacing a thing in a condition that makes it possible to use that thing again as on the date of entry of the Lease;

- renewal: replacing a thing as a consequence of that thing reaching the end of its technical lifespan.

11.2 The Lessor shall be responsible for the costs of maintenance, repair and renewal work to the Leased Property, as specified in Article 11.4 below. The Lessee shall be responsible for all other maintenance, repair and renewal works, including the costs of inspections and tests at the Leased Property. If the Leased Property forms part of a building or complex of buildings, the above-mentioned provisions shall apply also to the specified costs in relation to the building or complex of buildings containing the Leased Property, such as work on communal systems, spaces and other communal facilities, all this pro rata.

11.3 Unless otherwise agreed between the parties, the work specified in Articles 11.2, 11.4 and 11.5 shall be carried out by or on the instructions of the party who is liable to pay for it. The parties shall proceed to have such works carried out in good time.

11.4 The Lessor shall be responsible for the costs of:

a. maintenance, repairs and renewal of structural parts of the Leased Property, such as foundations, columns, beams, structural floors, roofs, flat areas, structural walls, outer walls;

b. maintaining, repairing and renewing the stairs, stair treads, sewage pipes, guttering and external window and door frames unless the Lessee has failed to comply with its obligations on the grounds of Article 11.5 sub k.

c. replacement of components and renewal of systems pertaining to the Leased Property;

d. outside paintwork.

The work specified at a. to d. inclusive shall be the Lessor’s financial responsibility, unless the work can be regarded as minor repairs, including small-scale and daily maintenance in the legal sense or work to items not introduced in, on or about the Leased Property by or on behalf of the Lessor.

11.5 The Lessee shall be responsible for the following, in clarification of or, as the case may be, in derogation from or supplementation to Article 11.2:

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a. external maintenance insofar as it can be shown to relate to routine repairs including minor and daily maintenance in the legal sense, and internal maintenance other than maintenance as specified in Article 11.4, all without prejudice to the following provisions;

b. maintenance, repair and renewal of switches, lamps, lighting (including luminaires), batteries, interior paintwork, power sockets, door and window hardware, glazing and glass doors, mirrors, windows and other panes;

c. maintenance and repair of roller shutters, venetian blinds, canopies and other awnings;

d. maintenance and repair of the system ceiling, including luminaires, bell systems, sinks, kitchen equipment and sanitary ware;

e. maintenance and repair of pipework and taps/cocks for gas, water and electricity, facilities for the prevention of fire, burglary and theft, with all that forms part of them;

f. maintenance and repair of boundary partitions, gardens and grounds, including pavements;

g. regular and proper maintenance, together with regular testing and certification of all technical systems pertaining to the Leased Property, including the replacement of any small components. This work may only be carried out by contractors approved by the Lessor;

h. all testing and inspection, whether prescribed by the government or not and both regular and occasional, as may reasonably be deemed necessary, in the areas of reliability and safety, and for checking good working order, of the systems (technical or otherwise) pertaining to the Leased Property or the Leased Property’s immovable appurtenances; the said testing and inspections shall be carried out on the Lessor’s instructions; as far as the costs arising from this are concerned, these shall be governed, as far as possible, by the following provisions in Articles 18.3 to 18.8 inclusive;

i. maintenance, repair and renewal of upholstery, floor coverings and items introduced by or on behalf of the Lessee, whether or not this is done under a provisional estimate provided by the Lessor to the Lessee;

j. attention to cleaning the Leased Property and keeping it clean, both internally and externally, including keeping the windows, roller shutters, venetian blinds, canopies and other awnings, the outside window frames and façades of the Leased Property clean, and the removal of any graffiti left on the Leased Property; k. attention to installation of grease-traps, cleaning and unblocking traps, gutters and all waste and sewage pipes as far as the municipal sewer for the Leased Property, scrubbing of sinks and cleaning out ventilation ducts.

11.6 The Lessee shall be liable for maintaining, repairing and renewing any alterations and additions introduced to the Leased Property by or on behalf of the Lessee.

11.7 If, after having been given due notice, the Lessee neglects maintenance or repair work for which it is liable – or if, in the Lessor’s opinion this work has been carried out improperly or poorly – the Lessor shall be entitled to have the works of maintenance, repair or renewal deemed to be necessary carried out at the Lessee’s cost and risk.

If the work which should have been done at the Lessee’s expense cannot be postponed, the Lessor shall be entitled to carry out that work or have it carried out immediately, at the Lessee’s expense.

11.8 The Lessor shall consult with the Lessee, in advance, in relation to works of maintenance, repair and renewal which are the Lessor’s liability, as regards the manner in which they should be carried out, as far as possible with the Lessee’s interests in mind. If the Lessee asks for these works to be carried out outside normal working hours, the Lessee shall be liable for any extra costs involved.

11.9 The Lessee shall be responsible for the proper and skilful use of the technical systems in the Leased Property. The Lessee shall likewise be responsible for any maintenance of those systems carried out by it or on its instructions. The fact that the maintenance is carried out by a business approved by the Lessor shall not absolve the Lessee from this responsibility.

11.10 If the Lessor and the Lessee agree that the maintenance, repair and renewal work in, on or about the Leased Property or the building or the complex of buildings containing the Leased Property, as specified in Articles 11.2, 11.5 and 11.6, which is the Lessee’s responsibility, shall be carried out on the Lessor’s instructions rather than the Lessee’s, then the associated costs shall be passed on by the Lessor to the Lessee. In some cases the Lessor will conclude maintenance contracts for this work.

Modifications and additions by the Lessee

12.1 The Lessee shall at all times notify the Lessor in writing in due time in advance of any change or addition. This includes but is not limited to all changes that could affect the permits applicable to the Leased Property. The Lessee must ensure that it stipulates that the party that makes the changes and additions waives its right of retention.

12.2 The Lessee is permitted without the Lessor’s permission to make modifications and/or additions to the Leased Property that are necessary for the operation of the Lessee’s business, provided that the modifications and additions do not involve or affect the structure of the Leased Property and/or the technical facilities forming part of the Leased Property or the complex of buildings containing the Leased Property.

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12.3 The Lessee requires the prior written permission of the Lessor for all modifications and additions other than those referred to in Article 12.2.

12.4 The modifications and additions referred to in Article 12.2 do not include modifications and additions to the exterior of the Leased Property, including name signs and advertising of the Lessee. These always require the written permission of the Lessor and the Lessee shall comply with the Lessor’s reasonable instructions. The Lessor shall not withhold this permission on unreasonable grounds. Furthermore, the Lessee is not permitted to stick paper over windows and shop displays or otherwise obscure them.

12.5 Before making modifications and/or additions to the Leased Property, the Lessee shall always at its own expense research in detail whether there is asbestos at the site where the modifications and/or additions are to be made. The Lessee shall notify the results of this detailed research to the Lessor and if asbestos is present enter into consultations with the Lessor. The Lessee shall indemnify the Lessor against any possible damage and consequences if the Lessee, if there is asbestos present, proceeds to (arrange to) carry out the said works.

12.6 The Lessee warrants that other users of the building or complex of buildings containing the Leased Property will not experience damage and/or nuisance due to modifications and additions, regardless of whether permission is required and/or has been granted.

12.7 If a permit, licence or consent of a third party is required for a modification or addition, the Lessee shall apply for this and shall comply with all instructions relating to this.

12.8 All expenses associated with modifications and additions and administrative charges are for the Lessee’s expense insofar as these are made or incurred under its instructions or on its account.

12.9 Modifications and additions made by the Lessee, whether or not with the permission of the Lessor, do not form part of the Leased Property. The Lessor has no maintenance, repair and renewal obligations regarding such modifications and additions.

12.10 The Lessee shall be liable for damages resulting from modifications and additions introduced into the Leased Property by it or on its behalf.

12.11 The Lessee shall observe reasonable instructions given by the Lessor against and the Lessee shall indemnify the Lessor for claims by third parties for damage sustained because of modifications and facilities introduced by the Lessee.

12.12 The Lessee shall in the event of nuisance, hindrance and/or (potential) damage because of a modification or addition take all measures to reverse the damage and prevent nuisance and hindrance.

12.13 In the event that objects attached by the Lessee in connection with works on the Leased Property or the building or complex of buildings containing the Leased Property have to be temporarily removed, the costs for such removal, any storage and reattaching of those objects shall be for the expense of the Lessee.

12.14 The Lessee is obliged to undo modifications and additions before the end of the Lease and to repair the resulting damage unless the Lessor releases it from this obligation.

12.15 The Lessee shall waive all rights and claims based on unjust enrichment in connection with modifications or additions made by or on behalf of the Lessee that have not been reversed at the end of the Lease, unless the parties agree otherwise in writing.

Maintenance and renovation by the Lessor

13.1 The Lessor shall be permitted to (arrange to) carry out work or inspections in, on or about the Leased Property or the building or complex of buildings containing the Leased Property or the adjacent premises in the context of maintenance, repair and renewal. This shall include the introduction of extra facilities and alterations or work required in connection with (environmental) requirements or measures imposed by the government or other competent authorities.

13.2 If the Lessor wishes to proceed with renovation of the Leased Property, it shall put a proposal for such renovations to the Lessee. A proposal for renovations will be considered reasonable if it is approved by at least 51% of the lessees whose leased premises are affected by the renovations and if such lessees rent at least 70% of the lettable floor area in m2, including vacant property, of the building or complex of buildings containing the Leased Property affected by the proposed renovations. For the calculation of the percentage, the Lessor shall be regarded as Lessee of any un-let but lettable floor area in m2.

13.3 Renovation shall be deemed to include (partial) demolition, replacement new build, additions and alterations to the Leased Property or the building or complex of buildings containing the Leased Property.

13.4 The provisions of Section 7:220, subsections 1, 2 and 3 of the Civil Code shall not be applicable. Renovation and maintenance work to the Leased Property, even if these interfere with the Lessee’s business activities, or to the building or complex of buildings containing the Leased Property shall not constitute a defect as far as the Lessee is concerned. The Lessee shall tolerate and allow the Lessor to carry out maintenance and renovation work to the Leased Property or the building or complex of buildings containing the Leased Property. The Lessor shall take reasonable proportionate measures to limit the effect on the peaceful enjoyment of the Leased Property.

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13.5 In relation to those parts of the Leased Property of which the Lessee does not enjoy exclusive rights of use, such as communal spaces, lifts, escalators, stairs, stairwells, passages, access points, and/or other immovable appurtenances, the Lessor shall be entitled to alter the appearance and fixtures and fittings thereof and to move these parts of the Leased Property provided that the use referred to in Article 1.2 of the Lease remains possible.

Requests/granting requests

14.1 Every deviation/addition from/to this Lease must be agreed in writing.

14.2 Where any provision of this Lease requires the permission of the Lessor or Lessee, the Lessor or the Lessee shall not unreasonably refuse and/or delay this and such permission will only be deemed to have been provided if given in writing.

14.3 Any permission granted by the Lessor or Lessee is for one time only and is not valid for other or subsequent instances. The Lessor or Lessee is entitled to attach reasonable conditions to its permission.

Changes to the organisation of the Lessee/Lessor

15 The parties are obliged to inform each other on each occasion in writing of intended, relevant changes in their organisation, including the company law structure. The aforementioned communication must reach the other party at a time such that it is able to take all timely measures with regard to the proposed change. These measures are understood to include but are not limited to legal actions such as filing an objection to a proposed legal merger or demerger.

Valuation and viewing of the Leased Property

16.1 If the Lessor wishes to have a valuation of the Leased Property carried out or wishes to proceed with having work carried out in, on or to the Leased Property, the Lessee shall be obliged to provide access to the Lessor or those applying to the Lessee on the Lessor’s behalf, and to make facilities available for the work to be carried out.

16.2 In order to carry out the tasks described in Article 16.1, the Lessor and all individuals appointed by it shall be entitled to enter the Leased Property, after consultation with the Lessee, between 07.00 a.m. and 17.30 p.m. on working days. In cases of emergency, the Lessor shall be entitled to enter the Leased Property even without consultation and/or outside the aforesaid times.

16.3 In the event of any proposed letting, sale or auction of the Leased Property, and during the final year before the end of the Lease, the Lessee shall be obliged, on having received prior notification by or on behalf of the Lessor, to provide the opportunity, without deriving any claim from this, for viewings of the Leased Property during at least two working days per week. The Lessee shall allow the usual ‘To Let’ or ‘For Sale’ signs or posters to be erected on or about the Leased Property

Adjustments to rental

17.1 The rental review agreed in Article 4.5 of the Lease shall take place on the basis of the adjustment of the monthly price index of the Consumer Price Index (CPI), all households series (2006 = 100), published by Statistics Netherlands (CBS). The adjusted rental is calculated according to the following formula: the adjusted rental is equal to the current rental on the date the rent is adjusted, multiplied by the index figure of the calendar month four calendar months prior to the calendar month in which the rental is altered, and divided by the index figure of the calendar month that is sixteen calendar months prior to the calendar month in which the rental is adjusted.

17.2 The rental shall not be adjusted if the adjustment would lead to a lower rental than the most recently valid figure. In such a case the most recently valid rental will continue to apply until a subsequent indexation of the index point in the calendar month four months prior to the adjustment is higher than the index point of the calendar month four months prior to the calendar month in which the most recent adjustment took place. In this event, the rental adjustment will rely on the index figures for the calendar months stated in the foregoing paragraph.

17.3 The adjusted rental is immediately due and payable, even if the Lessee has not received separate notification of the adjustment.

17.4 Where Statistics Netherlands discontinues publication of its retail price index or where the method of calculating this index is substantially altered, a suitable adjusted or comparable price index shall be used as far as possible. In the event of any dispute, a statement shall be requested from the Director of Statistics Netherlands whose decision shall be binding on both parties. Any costs involved shall be divided equally between the parties.

Costs of supplies and services (service charges)

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18.1 In addition to the rental, the Lessee shall be liable for the costs of supply, transportation, metering and usage of water and energy for the Leased Property, including the costs of entering into the relevant contracts and meter rental, and any penalties or fines imposed by the utility companies. The Lessee shall conclude the contracts for supply with the relevant organisations, unless the Leased Property has no separate connection and/or the Lessor arranges this as part of the supplies of goods and services provided under the Lease.

18.2 If the parties have not contracted for any ancillary supplies of goods and services, the Lessee shall arrange for these at its own cost and risk, to the Lessor’s satisfaction. In such cases the Lessee shall conclude service contracts, as approved by the Lessor, in relation to the systems forming part of the Leased Property.

18.3 If the parties have agreed that ancillary goods and services will be provided by or on behalf of the Lessor, the Lessor shall establish the payment for these due by the Lessee on the basis of the costs incurred in providing these goods and services together with the relevant administrative work. Insofar as the Leased Property forms part of a building or complex of buildings and the supplies of goods and services also relate to other parts thereof, the Lessor shall determine the proportion of the costs reasonably due by the Lessee for those supplies of goods and services. The Lessor shall not be required to take account of the fact that the Lessee may not use one or more of those supplies of goods and services. If one or more parts of the building or complex of buildings are not in use, the Lessor shall ensure, when fixing the Lessee’s share, that it is not higher than it would have been if the whole of the building or complex of buildings had then been in use.

18.4 At the end of the service charges year, the Lessor shall send out to the Lessee a detailed statement for each year within 12 months of the end of the year with a detailed breakdown of the costs of the supplies of goods and services, with information on how these were calculated and, so far as applicable, the Lessee’s share of those charges in such a way that the Lessee can independently determine the attribution of the charges itself. The principle is that the Lessor will send the detailed statement within 12 months following the end of the year. If the Lessor is not in a position to provide this statement in due time, the Lessor shall notify this to the Lessee stating reasons. The statutory period of limitations starts after the end of the year to which the service charges relate.

18.5 A statement shall be sent out after the end of the Lease for the period not yet accounted for. This final statement shall be sent out not later than 12 months after the end of the year to which the service charges relate, unless the Lessor is not in a position to provide this statement. The Lessor shall notify this to the Lessee stating reasons. Neither the Lessor nor the Lessee shall be allowed to make any premature claims for set-off.

18.6 If it is apparent from the statement for a period in question, and taking account of advance payments, that the Lessee has paid too little or that the Lessor has received too much, there shall be an additional payment or a repayment within three months after the statement is sent out. A challenge to the accuracy of the statement shall not result in any suspension of this payment obligation.

18.7 The Lessor shall be entitled, after due consultation with the Lessee, to alter the nature and scope of the supplies of goods and services.

18.8 The Lessor shall be entitled to adjust the advance payment due by the Lessee for supplies of goods and services on an interim basis in relation to the anticipated costs, including in the circumstances mentioned in Article 18.7.

18.9 If the supply of gas, electricity, heat and/or (hot) water is included in the supplies of goods and services provided by the Lessor, the Lessor shall be entitled, after due consultation with the Lessee, to adjust the method of ascertaining the usage and the Lessee’s share, connected therewith, of the costs of consumption, where individual metering in order to make the actual consumption per user visible is permitted in all cases.

18.10 If the consumption of gas, electricity, heat and/or (hot) water is ascertained by reference to metering equipment and if any dispute arises over the Lessee’s share of the consumption costs because of non- functioning or incorrect functioning of those meters, then that share shall be established by a company, to be called in by the Lessor, specialising in the measuring and establishment of gas, electricity, heat and/or (hot) water consumption. This shall also apply in the case of damage, destruction or fraud in relation to the meters, without prejudice to the Lessor’s other rights in such cases against the Lessee, such as the right to repair or renew those meters and payment of any losses sustained.

18.11 Except in the case of imputable serious failure, the Lessor shall not be liable for any damage resulting from the non-functioning or the improper supply of goods and services. Likewise the Lessee shall not, in such cases, have any claim for reduction in rental.

Turnover tax

19.1 If the Lessee is not (or no longer) using the Leased Property or causing it to be used for activities entitling deduction of turnover tax and the exception from the exemption to deduct turnover tax from the rental thereby comes to an end, then the Lessee shall no longer be due to pay turnover tax on the rental to

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the Lessor or its legal successor(s) but shall be liable, from the date such termination becomes effective, to make a separate payment to the Lessor or its legal successor(s) in addition to the rental, in lieu of turnover tax, which shall compensate the Lessor in full for:

a. the turnover tax on running costs of and investment in the Leased Property which is not, or no longer, deductible by the Lessor or its legal successor(s) as a result of the termination of the option;

b. the turnover tax which the Lessor or its legal successor(s) will have to pay to the Tax and Customs Administration by way of re-calculation as specified in Section 15, subsection 4 of the Turnover Tax Act 1968 or review as specified in Sections 11 to 13, inclusive, of the Turnover Tax (Implementation) Decree 1968, all as a result of the termination of the option;

c. all other losses suffered by the Lessee or its legal successor(s) as a result of termination of the option.

19.2 The financial losses suffered by the Lessor or its legal successor(s) as a result of the termination of the option (as referred to in Article 19.1) shall be paid by the Lessee to the Lessor, or its legal successor(s) regularly along with the regular payments of the rental and shall, with the exception of losses specified in Article 19.1 sub a, be spread over the remaining duration of the current Lease by means of an annuity if possible, but shall be immediately payable in full, in one lump sum, if the Lease is terminated in the meantime for any reason whatever.

19.3 The provisions of Article 19.1 sub b shall not apply if, when the present Lease is concluded, the review period for deductions from turnover tax in relation to the Leased Property has expired.

19.4 If a situation such as that contemplated in Article 19.1 should occur, the Lessor or its legal successor(s) shall inform the Lessee how much has to be paid by the Lessor, or its legal successor(s), to the Tax and Customs Administration and detail the other losses as specified in Article 19.1 sub c. The Lessor and/or its successor(s) shall co-operate if the Lessee wishes to have the statement submitted by the Lessor or its legal successor(s) audited by an independent registered accountant. The costs of this are borne by the Lessee.

19.5 If, in any financial year the Leased Property is not used sufficiently, for the purposes stated in Article 4.3 of the Lease, the Lessee shall advise the Lessor or its legal successor(s) of this, within four weeks after the end of the financial year in question, by means of a signed Lessee’s declaration. The Lessee shall send a copy of this declaration to the Tax and Customs Administration within the same period.

19.6 If the Lessee fails to comply with the obligation to notify, as stated in Article 19.5, and/or the obligation to use the Leased Property, as stated in Article 19.8, or if it appears in hindsight that the Lessee proceeded on the basis of any incorrect assumption and the Lessor or its legal successor(s) was/were therefore wrong to charge turnover tax on the rental, then the Lessee shall be in default and the Lessor or its legal successor(s) shall be entitled to recover any resulting financial loss from the Lessee. Such loss shall refer to the full amount of the turnover tax due by the Lessor or its legal successor(s) to the Tax and Customs Administration, together with interest, any fines and further costs and damages. The provisions of this Article are therefore to be understood as providing a compensatory arrangement for those cases in which the option is terminated with retroactive effect, the provisions of Article 19.1 notwithstanding. The extra losses suffered by the Lessor or its legal successor(s) as a result of retrospective impact shall be payable by the Lessee immediately, in full and in one lump sum.

The Lessor or its legal successor(s) shall co-operate if the Lessee wishes to have the statement in relation to these extra losses of the Lessor or its legal successor(s) checked by an independent registered accountant. The costs of this are borne by the Lessee.

19.7 The provisions of Articles 19.1, 19.4 and 19.7 shall also apply in the event of the Lessor and/or its successors incurring any financial loss further to the withdrawal of the option applicable to the parties, where such loss becomes apparent after the date of the termination of the Lease, regardless of whether the rental period has expired. Such loss shall be compensated immediately and in full by the Lessee and/or its legal successors.

19.8 Without prejudice to the other relevant provisions of this Lease, the Lessee shall in any case, subject to the option (as referred to in Article 19.1), use the Leased Property or cause it to be used before the end of the financial year following the financial year in which the Lessee takes on the Lease of the Leased Property.

Other taxes, duties, charges, levies, premiums, dues

20.1 The Lessee shall pay the following, even if the assessments are sent to the Lessor:

a. Immovable Property Tax in relation to the actual usage of the Leased Property and the actual shared use of service spaces, general spaces and communal spaces pro rata;

b. environmental levies, including surface water pollution duty, waste water drainage contribution and every other contribution under the heading of environmental protection;

c. betterment levy, or any substitute taxes or levies, such for half of the amount of the assessment. The

Lessor shall notify the Lessee in due time of the receipt of a betterment levy assessment. The Lessor shall if requested contest the assessment in question and include the objections of the Lessee, as far as possible. The Lessee shall compensate the Lessor for half of the reasonably incurred costs in that regard.

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d. sewerage charges or sewerage taxes in relation to the actual use of the Leased Property and the actual shared use of service spaces, general spaces and communal spaces pro rata;

e. other existing or future taxes, including taxes charged for provisions in public areas as well as flag and advertising taxes, BIZ (business investment zone) levy, municipal land encroachment taxes, charges and other levies and dues:

- in respect of the actual use of the Leased Property;

- in respect of the Lessee’s property;

- those which would not have been charged, or not charged to such an extent, if the Leased Property were not being used by the Lessee.

20.2 If any charges, duties or taxes due by the Lessee are collected from the Lessor, these will be repaid by the Lessee to the Lessor on the Lessor’s first request within 2 months after this assessment has been paid in full.

Insurance

21.1 If the Lessor or other lessees in the building or complex of buildings containing the Leased Property is charged a higher than normal fire insurance premium for structures, stock or contents in relation to the Leased Property, or the building or complex of buildings containing the Leased Property, because of the nature or characteristics of the trade or profession carried out by the Lessee, then the Lessee shall pay the excess above the normal premium to the Lessor or those other lessees.

21.2 The Lessor and the lessees shall be free to choose their insurance companies, to decide the insurable values and to assess the reasonableness of the premium charged.

21.3 ‘Normal premium’ will be taken to mean the premium which the Lessor or Lessee could stipulate from a well-known and respected insurer for covering the Leased Property or stock and contents against risk of fire at the time directly preceding the conclusion of this Lease, without taking any account of the nature or characteristics of the trade or profession to be carried on by the Lessee in the Leased Property, together with – for the duration of the Lease—any adjustment in the said premium not resulting from an alteration to the nature and extent of the insured risk.

End of the Lease or use

22.1 Unless otherwise agreed in writing, the Lessee shall surrender the Leased Property to the Lessor at the end of the Lease or at the end of use thereof in the condition as described in the delivery report at the start of the Lease, account being taken of any normal wear and tear and ageing.

22.2 If no delivery report has been prepared at the start of the Lease, the Leased Property shall be deemed, subject to proof to the contrary provided by the Lessee at the start of the Lease, to have been handed over in a good state of repair, without defects and free of damage, other than normal wear and tear and ageing, and the Lessee shall return the Leased Property in that condition to the Lessor at the end of the Lease.

The provisions of the final sentence of Section 7:224 subsection 2 of the Civil Code do not apply.

22.3 The Lessee shall in addition to Article 22.2 hand back the Leased Property at the end of the Lease vacant and cleared, free of use and rights of use, properly cleaned and with all keys, key cards and suchlike to the Lessor.

22.4 The Lessee shall be obliged to remove all items it has introduced in, on or about the Leased Property or which were taken over by it from the previous lessee or occupier, all at the Lessee’s expense, unless the Lessor states or has stated otherwise at any time. The Lessor shall not be liable to make any payment for items not removed, unless agreed otherwise in writing.

22.5 If the Lessee ends its use of the Leased Property before the end of the Lease, the Lessor shall be entitled to obtain access to and take over possession of the Leased Property at the Lessee’s expense, without this constituting a defect.

22.6 All items deemed to have been abandoned by the Lessee through leaving them in the Leased Property when it actually leaves the Leased Property may, at the Lessor’s discretion, be removed, sold or destroyed by the Lessor, at the Lessee’s expense, without any liability on the Lessor’s part.

22.7 The parties shall inspect the Leased Property together in a timely manner before the end of the Lease or the use. A report of this inspection shall be prepared by the parties and shall record the findings in relation to the condition of the Leased Property. This report shall also record which work still has to be done at the Lessee’s expense in relation to repairs that proved to be required during the investigation and any maintenance required in hindsight, as well as the manner and the time within which that work will have to be accomplished.

22.8 In the event that the Lessee or Lessor, after having been given every opportunity to do so by means of registered letter, does not co-operate within a reasonable period in the inspection and/or determination of the findings and arrangements in the inspection report, the party which insists on determination shall be

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authorised to carry out the inspection in the absence of the defaulting party and to draw up a report that is binding on the two parties and to send the other party a copy of this report without delay.

22.9 The Lessee is required to carry out or to have carried out the works that have been laid down on the basis of the inspection report within the time limit stated in the report, or within a time to be decided by the parties, in a proper manner. In the event that the Lessee continues to fail to comply with its obligations in whole or in part deriving from the report, the Lessor is entitled to have the works carried out itself and to reclaim the costs incurred from the Lessee, without prejudice to the Lessor’s entitlement to compensation of further damage and costs.

22.10 The Lessee shall be liable to pay a sum to the Lessor for the time taken up in repairing the Leased Property, counting from the day after the date on which the Lease ends, calculated with reference to the most recently applicable rental and payment for ancillary supply of goods and services, all without prejudice to the Lessor’s claim for payment of further damages and reasonable costs.

Payments

23.1 Payment of the rental and all further charges arising in terms of this Lease shall be made in Dutch legal tender not later than on the due dates – without suspension, deduction or set-off against any claim the Lessee has against the Lessor – by payment or transfer to a bank account indicated by the Lessor. The Lessee can only set off a claim if the claim has been determined by the court.

This is without prejudice to the Lessee’s right to remedy any defects itself and to deduct the reasonable costs thereof from the rental if the Lessor is in default in remedying those defects. The Lessor shall be free, by means of written intimation to the Lessee, to amend the place or method of payment. The Lessor shall be entitled to decide which outstanding claims under the Lease shall be reduced by any payment received from the Lessee.

23.2 On every occasion when an amount due by the Lessee under this Lease is not paid promptly to the Lessor, there shall, by operation of law, be an immediately payable penalty due by the Lessee to the Lessor, of 1% of the amount due per calendar month (with each part of a month counting as a full month) subject to a minimum of € 300 per month, from the date when the amount became due. The above-mentioned penalty (interest) is not due if the Lessee has submitted a substantiated claim to the Lessor before the due date referred to in Article 23.1 by registered letter and the Lessor has not responded to this materially within 4 weeks of receipt of this letter.

Securities

24.1 As a guarantee for the proper compliance with its obligations under the Lease, the Lessee shall at the latest 2 weeks before the date of entry referred to in Article 3.1 of the Lease or that much earlier as the Lessor states, provide to the Lessor a bank guarantee in a format specified by the Lessor, for the amount stated in the Lease, or pay a security deposit on a bank account designated by the Lessor. This bank guarantee or security deposit shall also apply to any extension of the Lease including any amendments thereto and shall continue for at least six months after the date on which the Leased Property is actually vacated by the Lessee and the Lease has ended. Moreover this bank guarantee or security deposit shall be valid in relation to the Lessee’s legal successor(s).

24.2 In the event that the bank guarantee or security deposit is called in and (partly) paid out, the Lessee shall arrange, on the Lessor’s first request, to have a new bank guarantee or security deposit issued which fulfils the provisions of Articles 24.1, 24.3 and 24.4 up to the applicable amount immediately prior to the time when the bank guarantee or security deposit was called in.

24.3 Following an upward adjustment of the payment obligation referred to in Article 4.8 of the Lease by a total 15% or more, the Lessee is obliged to immediately arrange to have a new bank guarantee issued, on the Lessor’s first request or, if this concerns a security deposit, to make additional payment up to an amount adjusted to reflect the new payment obligation.

24.4 If the security deposit is not validly called in by the Lessor, the Lessor shall refund the security deposit or the remainder of the security deposit on termination of the Lease on a bank account to be designated by the Lessee at the latest six months after the end of the Lease.

If the bank guarantee is not validly called in by the Lessor, the Lessor shall return the bank guarantee on termination of the Lease to an address to be designated by the Lessee at the latest six months after the end of the Lease.

24.5 Insofar as they are applicable, Articles 24.1 up to and including 24.4 apply to other securities.

Joint and several liability

25.1 If more than one natural or legal person or entity is contractually bound as Lessee, they shall always be liable jointly and severally to the Lessor and each of them for all of the obligations arising under the Lease.

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Deferment of payment or remission on the Lessor’s part to one of the lessees, or an offer to do so, shall affect only that Lessee.

25.2 The obligations under the Lease are joint and several, even as regards heirs and other successors-in- title of the Lessee.

Non-availability at the appropriate time

26.1 If the Leased Property is not available on the date of entry referred to in Article 3.1 of the Lease because it has not been cleared, the previous occupier has not vacated in time or the Lessor has not yet obtained the requisite government permits, the Lessee shall not be liable to pay any rental or service charges until the date when the Leased Property is made available to it, and shall also be entitled to postpone its other obligations and the contractually agreed dates by a corresponding period.

26.2 The Lessor shall not be liable for any losses sustained by the Lessee because of any such delays, unless imputable failure on the Lessor’s part can be established.

26.3 An imputable failure as referred to in Article 26.2 also includes a situation where the Lessor does not make efforts to still make the Leased Property available to the Lessee as quickly as possible.

26.4 The Lessee shall not be entitled to demand cancellation of the Lease, unless the delayed handover is caused by an imputable serious failure on the Lessor’s part and it is unacceptable that the Lease should be maintained unchanged on grounds of reasonableness and fairness, and the Lessor does not make allowances for the Lessee’s reasonable interests.

Apartment rights

27.1 If the building or the complex of buildings containing the Leased Property has been or is split into apartment rights, the Lessee is required to observe the instructions stemming from the deed of the division of the Leased Property and the regulations regarding the use of the Leased Property. The same applies if the building or the complex of buildings is or becomes the property of a co-operative. Having to comply with such instructions does not constitute a defect. The Lessor warrants that the said instructions applicable when the Lease is signed are not in conflict with the Lease.

27.2 The Lessor shall, insofar as this is within its power, not co-operate in drawing up instructions that conflict with the Lease.

27.3 The Lessor shall take due care that the Lessee is provided with the instructions regarding use as intended in Article 27.1.

Costs, default

28.1 In all cases where the Lessor/Lessee issues a warning, notice of default or bailiff’s writ to the Lessor/Lessee, or where proceedings are taken against the Lessor/Lessee for compliance with its Lease obligations or vacation of the premises, the Lessor/Lessee shall be obliged to pay to the Lessor/Lessee all costs incurred, both judicial and extrajudicial—except when there is a final court order against the Lessor/Lessee for payment of procedural costs.

The reasonable costs incurred will be established in advance between the parties at a level calculated as follows: 15% on the principal with a maximum of € 25,000 per event excluding court registry fees. In case of legal proceedings, the costs of experts (lawyers, bailiffs, etc.) will be paid by the losing party.

Section 6:96, subsections 4 and 6 of the Civil Code, expressly including the reference to the maximum amount to be compensated for extrajudicial costs, therefore does not apply to the parties.

28.2 The Lessor/Lessee shall be in default on the mere expiry of one instalment period.

Penalty clause

29 If the Lessee, after having been duly placed in default by the Lessor, does not comply with the provisions of Articles 5.1, 8, 12.1 and 24.1, the Lessee shall forfeit to the Lessor, insofar as no specific penalty has been agreed, a directly enforceable minimum penalty of € 250 for every calendar day that the Lessee is in default. The foregoing does not affect the Lessor’s right to enforce its other rights, including the right to demand compliance and the right to full compensation, insofar as the damage incurred exceeds the penalty that is forfeited.

Personal Data Protection Act

30 If the Lessee is a natural person, the Lessee shall, by entering into and signing this Lease, give permission for the Lessor and the manager of the Leased Property to record and process his/her personal details in a database.

Address for service

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31.1 From the date of entry referred to in Article 3.1 of the Lease, all notifications by the Lessor to the Lessee in connection with the performance of this Lease shall be sent to the address of the Leased Property.

31.2,If the Lessee is no longer carrying on its business from the Leased Property, the Lessee undertakes immediately to notify the Lessor of this in writing, at the same time confirming the Lessee’s new domicile.

31.3 If the Lessee leaves the Leased Property without providing details of a new domicile to the Lessor, the address of the Leased Property shall continue to operate as the Lessee’s domicile.

Complaints

32 The Lessee shall lodge any complaints and requests in writing. This may be done orally in urgent cases. In such cases the Lessee shall confirm the complaint or request as quickly as possible in writing.

Final provision

33 If one part of the Lease or these General Terms and Conditions is void or voidable, this will not affect the validity of the remaining provisions of the Lease or these General Terms and Conditions. In such a case the void or voidable provision(s) shall be substituted, in accordance with the provisions of Section 3:42 of the Civil Code, by provisions as close as legally permissible to what the parties would have agreed if they had been aware of the nullity or voidability.

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